Exhibit 99.1

LEXINGTON REALTY TRUST TRADED: NYSE: LXP

ONE PENN PLAZA, SUITE 4015

NEW YORK NY 10119-4015

Contact:

Investor or Media Inquiries, Carol Merriman, VP Investor Relations & Corporate Development

Lexington Realty Trust

Phone: (212) 692-7264 E-mail: cmerriman@lxp.com

FOR IMMEDIATE RELEASE

June 4, 2007

LEXINGTON REALTY TRUST ANNOUNCES

STRATEGIC RESTRUCTURING PLAN

Acquires Joint Venture Partners’ Interest

in Institutional Joint Venture Programs

New York, NY – June 4, 2007 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, announced a strategic restructuring plan for Lexington, which it anticipates implementing by year end. The plan, when completed, will restructure Lexington into a company consisting primarily of:

▪	A wholly owned portfolio of core office assets;
▪	A wholly owned portfolio of core warehouse/distribution assets;
▪	A continuing 50% interest in a joint venture that invests in senior and subordinated debt interests secured by both net-leased and multi-tenanted real estate collateral;
▪	A minority interest in a to-be-formed joint venture that invests in specialty single-tenant real estate assets; and
▪	Equity securities in other net lease companies owned either individually or through an interest in one or more joint ventures.

Acquisition of Joint Venture Properties

Lexington announced that it acquired all of the outstanding interests it did not already own in Lexington Acquiport Company, LLC and Lexington Acquiport Company II, LLC, its two largest joint venture investment programs. Following the acquisition, Lexington became the sole owner of 26 primarily single tenant net leased office and warehouse/distribution assets. These assets are estimated to generate approximately $72.3 million of net cash revenue during 2007. Lexington acquired the 26 assets for a cash payment of approximately $277.4 million and the assumption of approximately $515.0 million of non-recourse first mortgage financing, which bears interest at a weighted-average fixed rate of 6.2%. The transaction values the assets at approximately $895.2 million.

Lexington also announced that it agreed with its partner in Lexington/Lion Venture L.P., to distribute the 17 properties owned by the joint venture between the partners and to terminate the joint venture investment program. Subject to the execution of a definitive written agreement and satisfaction of closing conditions, Lexington will receive seven of the joint venture investment program’s properties, which are estimated to generate approximately $16.2 million of net cash revenue during 2007, and its partner will be entitled to receive a cash payment estimated to be approximately $6.5 million from Lexington and 10 of the joint venture investment program’s properties. Lexington’s estimated $6.5 million cash payment to its partner reflects the realization of its promoted interest in the joint venture investment program in an amount estimated to be approximately $12.0 million. The proposed

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transaction values the seven properties to be acquired by Lexington at approximately $210.1 million. Each of the seven properties are subject to non-recourse first mortgage financing with an aggregate principal balance of approximately $112.5 million, which bears interest at a weighted-average fixed rate of 5.4%. It is anticipated that the entry into a definitive agreement and the closing of the transaction will occur prior to June 30, 2007; however, there can be no assurances that the transaction will be consummated.

Lexington financed the acquisition of Lexington Acquiport Company, LLC and Lexington Acquiport Company II, LLC and will finance the acquisition of Lexington/Lion Venture L.P. with cash balances, the procurement of a $225.0 million term loan secured by equity interests in certain of its subsidiaries, and a draw on its unsecured revolving credit facility. The term loan matures in June, 2009 and has a six-month extension option. The term loan bears interest at a rate of 60 basis points over LIBOR.

The tables at the end of this press release contain selected information about the 26 primarily single tenant net leased properties that Lexington now wholly-owns and the seven primarily single tenant net leased properties that Lexington intends to wholly-own.

Disposition Program

In connection with the strategic restructuring program, Lexington announced that it is marketing approximately 140 non-core assets for sale. The non-core assets consist of substantially all of Lexington’s retail assets as well as certain office and warehouse/distribution assets. Details about the assets being marketed for sale can be found at Lexington’s web site, www.lxp.com, under the Properties For Sale link. Lexington anticipates that the proceeds from these dispositions will exceed $1.0 billion. Lexington can provide no assurance that it will dispose of any of these assets.

Core-Plus Joint Venture

As part of its strategic restructuring plan, Lexington announced its intention to create a joint venture with an institutional funding source to invest in “core plus” net leased assets, such as manufacturing assets, call centers and other specialty assets. Lexington anticipates that the new joint venture investment program will be owned at least 80% by the institutional funding source and 20% by The Lexington Master Limited Partnership. The new joint venture investment program will be seeded with approximately 50 assets owned or soon to be owned by Lexington. Lexington expects the joint venture to be valued initially at approximately $1.0 billion. Lexington is in the marketing phase of the joint venture and can provide no assurance that it will enter into a definitive agreement to create the joint venture.

Share Repurchase Authorization

Lexington also announced that there are approximately 6.0 million shares/operating partnership units available for repurchase under its previously announced 10.0 million share/operating partnership unit repurchase authorization. Under the authorization, Lexington may make purchases from time to time through the open market or in privately negotiated transactions.

Comments From Management

Commenting on the strategic restructuring plan, T. Wilson Eglin, Chief Executive Officer of Lexington, stated “The transactions announced today represent an attractive use of our capital relative to acquiring properties in what continues to be a highly competitive market. During the second quarter, we have

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invested $360.1 million and obtained full ownership of 41 properties in which we previously held a minority interest in, which we believe improves the overall quality of our portfolio and further establishes Lexington as primarily an investor in general purpose single-tenant office and warehouse/distribution real estate. Over the balance of the year, we intend to form a joint venture to hold and invest in net-lease properties outside of our two main business lines, while selling our retail properties and other properties that do not meet with our current investment objectives. These activities are expected to create substantial liquidity from our portfolio.”

Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions, stated “Our proposed strategic restructuring plan – establishing two portfolios of office and warehouse/distribution assets, continuing the growth of our existing joint venture debt platform, creating a new exclusive joint venture for owning and acquiring special use assets, and disposing of non-core assets, including our retail portfolio – will provide Lexington with a more focused and understandable business model together with increased financial transparency. In so doing, we believe that both near and long term shareholder value will be enhanced.”

Tables of Acquired Assets

The following table contains selected information about the 26 primarily single tenant net leased properties Lexington acquired in the transaction discussed above:

Property Location	Primary Tenant/(Guarantor)	Property Net Rentable Square Feet	Estimated 2007 Cash Rent, Net
Office
389-399 Interpace Highway	Aventis Pharmaceuticals, Inc.	340,240	$9,226,461
Morris Corporate Center IV	(Pharma Holdings GmbH)
Parsippany, NJ

275 South Valencia Ave.	Bank of America NT & SA	637,503	8,141,946
Los Angeles, CA

6555 Sierra Drive	True North Communications Inc.	247,254	4,461,695
Irving, TX

5200 Metcalf Avenue	GE Insurance Solutions	320,198	4,198,668
Overland Park, KS	(Employers Reinsurance Corporation)

15375 Memorial Drive	Vastar Resources, Inc.	327,325	3,600,576
Houston, TX

3701 Corporate Drive	Motorola, Inc.	119,829	3,073,120
Farmington Hills, MI

2000 Eastman Drive	Structural Dynamic Research Corp.	212,836	2,898,450
Milford, OH

10300 Kincaid Drive	Bank One Indiana, N.A.	193,000	2,612,904
Fishers, IN

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550 Business Center Drive Lake Mary, FL	First USA Management Services, Inc.	125,920	2,375,406

600 Business Center Drive Lake Mary, FL	First USA Management Services, Inc.	125,155	2,349,265

1401 & 1501 Nolan Ryan	Siemens Dematic Postal	236,547	2,384,798
Parkway	Automation, L.P.
Arlington, TX

4001 International Pkwy.	Accor S.A.	138,443	2,269,961
Carrollton, TX	(Motel 6 Operating L.P.)

5150 220th Avenue	Spacelabs Medical, Inc.	106,944	1,989,156
Issaquah, WA	(OSI Systems, Inc.)

9201 Stateline	GE Insurance Solutions	166,641	1,988,280
Kansas City, MO	(Employers Reinsurance Corporation)

22011 SE 51st Street	Spacelabs Medical, Inc.	95,600	1,770,990
Issaquah, WA	(OSI Systems, Inc.)

1110 Bayfield Drive	Honeywell International, Inc.	166,575	1,635,189
Colorado Springs, CO
3601 Converse Drive	Verizon Wireless	160,500	1,532,775
Wilmington, NC

2500 Patrick Henry Pkwy.	Georgia Power Company	111,911	1,441,964
McDonough, GA

9601 Renner Blvd.	Voicestream PCS II Corporation	77,484	1,223,761
Lenexa, KS	(T-Mobile USA, Inc.)

First Park Drive	Omnipoint Holdings, Inc.	78,610	1,215,898
Oakland, ME	(T-Mobile USA, Inc.)

3265 East Goldstone Drive	Voicestream PCS II Corporation	77,484	1,202,713
Meridian, ID	(T-Mobile USA, Inc.)
	Office Subtotal	4,065,999	$61,593,976

Industrial
101 Michelin Drive	TNT Logistics North America, Inc.	1,164,000	$3,102,950
Laurens, SC	(TPG N.V.)

10345 Philipp Parkway	L’Oreal USA, Inc.	649,250	2,290,336

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Streetsboro, OH

7111 Crabb Road	TNT Logistics North America, Inc.	752,000	2,077,575
Temperance, MI	(TPG N.V.)

121 Technology Drive	Heidelberg Web Systems, Inc.	500,500	1,666,736
Durham, NC

291 Park Center Drive	Kraft Foods North America, Inc.	344,700	1,608,145
Winchester, VA
	Industrial Subtotal	3,410,450	$10,745,742

	Grand Total	7,476,449	$72,339,718

The following table contains selected information about the seven primarily single tenant net leased properties Lexington intends to acquire in the transaction discussed above:

Property Location	Primary Tenant/(Guarantor)	Property Net Rentable Square Feet	Estimated 2007 Cash Rent, Net
Office
101 East Erie Building Chicago, IL	Foote, Cone & Belding (Interpublic Group of Companies, Inc.)	224,565	$3,996,803

110, 120 & 130 E. Shore Dr.	Capital One Services, Inc.	225,220	2,927,127
Glenn Allen, VA

11511 Luna Road	Haggar Clothing Company	180,507	2,103,509
Farmers Branch, TX

200 Lucent Lane	Lucent Technologies, Inc.	124,944	2,102,344
Cary, NC

13775 McLearen Road	Equant N.V.	125,293	1,926,670
Herndon, VA
	Office Subtotal	880,529	$13,056,453
Industrial
43955 Plymouth Oaks Boulevard Plymouth, MI	Tower Automotive Products Company	290,133	$1,885,864
	(Tower Automotive, Inc.)

1109 Commerce Boulevard	Linens-n-Things, Inc.	262,644	1,258,064
Logan Township, NJ

	Industrial Subtotal	552,777	$3,143,928

	Grand Total	1,433,306	$16,200,381

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ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

# # #

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in Lexington’s most recent annual report on Form 10-K filed with the SEC on March 1, 2007 (the "Form 10-K") and other periodic reports filed with the SEC, including risks related to, (1) the failure to satisfy the conditions precedent to the definitive agreement with Lexington’s partner in Lexington/Lion Venture L.P., including the failure to obtain lender approval, (2) the failure to successfully complete the strategic restructuring plan, (3) the failure to integrate our operations and properties with those of Newkirk Realty Trust, (4) the failure to continue to qualify as a real estate investment trust, (5) changes in general business and economic conditions, (6) competition, (7) increases in real estate construction costs, (8) changes in interest rates, or (9) changes in accessibility of debt and equity capital market. Copies of the Form 10-K and the other periodic reports Lexington files with the SEC are available on Lexington’s website at www.lxp.com. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.